Exhibit 10.2

AMENDED AND RESTATED 2003 INCENTIVE PLAN

OF

ELECTRONIC DATA SYSTEMS CORPORATION

PERFORMANCE RSU AWARD AGREEMENT

DATED MARCH 15, 2006

PARTICIPANT NAME

Pursuant to the terms of the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation, you have been granted performance-vesting restricted stock units of EDS Common Stock, subject to restrictions described in this agreement:

PERFORMANCE RSU TARGET AWARD

0000

This grant is made pursuant to the Performance RSU Award Agreement dated as of March 15, 2006, between EDS and you, which Agreement is attached hereto and made a part hereof.

AMENDED AND RESTATED 2003 INCENTIVE PLAN

OF

ELECTRONIC DATA SYSTEMS CORPORATION

PERFORMANCE RSU AWARD AGREEMENT

            This Performance RSU Award Agreement (herein called the "Agreement") is made and entered into effective as of March 15, 2006 (the "Date of Grant"), by and between Electronic Data Systems Corporation, a Delaware corporation ("EDS" or the "Company") and the employee of EDS (or any of its subsidiaries) whose printed name is set forth on the cover and whose printed name and signature is set forth on the signature page of this Agreement ("Grantee").  Except as defined herein, capitalized terms shall have the same meaning ascribed to them under the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation, as from time to time amended (the "Plan").  To the extent that any provision of this Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

1.         Performance RSU Award.  In order to encourage Grantee's contribution to the successful performance of the Company, EDS hereby grants to Grantee as of the Date of Grant, pursuant to the terms of the Plan and this Agreement, a Performance RSU Award representing the right to acquire shares of Common Stock, subject to the performance requirements and other conditions, restrictions and limitations set forth herein and in the Plan (the "Performance RSU Award").  The number of shares that may be earned under this Performance RSU Award is set forth in Appendix A.  Grantee hereby acknowledges and accepts such grant and the shares of Common Stock covered thereby upon such terms and subject to such performance requirements and other conditions, restrictions and limitations contained in this Agreement and the Plan.

2.        Performance-based Vesting.  The number of restricted stock units that vest based on Company performance and are issued as Common Stock shall be determined using the table found in Appendix B.

(a)        Performance Period. The performance period shall be the period commencing on January 1, 2006 and ending on December 31, 2008.

(b)        Performance Measures. Performance vesting shall be based on achievement against pre-determined targets of Operating Margin, Net Asset Utilization, and Organic Revenue Growth.

(c)        Performance Targets. Threshold, target and maximum performance levels for each performance measure of the performance period are contained in Appendix B.

(d)       Performance Vesting. Grantee's aggregate vested interest in the Performance RSU Award based on the Company's level of performance with respect to each performance measure is set forth in Appendix B, subject to the following provisions:

(1) If actual results for a performance measure are between the threshold and target levels of performance, vesting with respect to that performance measure will be interpolated to reflect the performance between threshold and target.

(2) If actual results for a performance measure are between the target and maximum levels of performance, vesting with respect to that performance measure will equal the target vesting plus additional vesting interpolated to reflect performance between target and maximum.

(3) If actual results for a performance measure are at or below the threshold level of performance, the Grantee will not earn any vested interest in the Performance RSU Award with respect to that performance measure.  If actual results for a performance measure exceed the maximum level of performance, no additional vested Performance RSU Award will be earned in excess of maximum amounts set forth in Appendix B.

(e)        Vesting Date. The Performance RSU Award shall become Vested Stock on February 27, 2009, or such other date as determined by the Committee when such Committee determines the extent to which the Company has achieved the Performance Measures pursuant to Paragraph 2(d).  The Vesting Date will normally occur no later than 90 days after the end of the Performance Period.  Issuance of shares of Common Stock to Grantee shall occur on the Vesting Date.

(f)        Holding Period. For a one-year period following the Vesting Date of the Performance RSU Award, fifty percent of the gross number of shares of Vested Stock to be issued to Grantee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise.  The percentage of the Vested Stock subject to this holding period requirement will be reduced as appropriate for grantees in countries with tax withholding requirements in excess of fifty percent at the Vesting Date.

3.         Effect of Certain Events.

(a)        If Grantee's employment with the Company is involuntarily terminated prior to the Vesting Date for Cause or by voluntary termination without the consent of the EDS Board of Directors, then the Performance RSU Award and Grantee's right to receive shares of Vested Stock hereunder shall terminate, without any payment of consideration by the Company to Grantee, unless expressly determined otherwise by the Committee, in its sole, absolute and unfettered discretion.

(b)        If Grantee's employment with the Company is terminated prior to the Vesting Date by voluntary termination with the consent of the EDS Board of Directors, then the Grantee shall be eligible to receive the number of restricted stock units that vest on the Vesting Date based on the Company's performance during the performance period pursuant to Paragraph 2 above.

(c)        If Grantee's employment with the Company is terminated prior to the Vesting Date because of death or Total Disability, then a pro rata amount of the Performance RSU Award shall be considered to become immediately and unconditionally Vested Stock without regard to performance as described in Paragraph 2 above, by multiplying the Performance RSU Target Award by a fraction (not to exceed 1.0), the numerator of which shall be the number of complete months between the first day of the Performance Period and the date of the applicable event, and the denominator being the total number of months during the Performance Period.  The Vested Stock shall be issued as soon as practicable, and the requisite holding period as described in Paragraph 2(f) above shall be waived.

(d)        If Grantee's employment with the Company is involuntarily terminated (other than for Cause) prior to the Vesting Date, then a pro rata amount of the Performance RSU Award based on the Company's achievement of the Performance Targets shall become Vested Stock on the Vesting Date pursuant to Paragraph 2 above by multiplying such Performance RSU Award by a fraction

(not to exceed 1.0), the numerator of which shall be the number of complete months between the first day of the Performance Period and the date of the applicable event, and the denominator being the total number of months during the Performance Period.

(e)        In the event of a Change of Control prior to the Vesting Date, the Performance RSU Award shall be considered to become immediately and unconditionally Vested Stock without regard to performance as described in Paragraph 2, with the number of restricted stock units vested equal to the Performance RSU Target Award.  The Vested Stock shall be issued as soon as practicable, and the requisite holding period as described in Paragraph 2(f) above shall be waived.

            Notwithstanding the foregoing provisions of this Paragraph 3(e), if the Change of Control fails to satisfy the requirements of a change in control under guidance issued by the Secretary of the Treasury under Section 409A of the Internal Revenue Code so that an immediate payment may not be made without violating the provisions of Section 409A, any payment or issuance to which Grantee is entitled on a Change of Control will be deferred to after the end of the Performance Period.

(f)        Notwithstanding any provision in the Agreement to the contrary, the date on which any payment is otherwise required to be made under the Agreement will be deferred to a date that is six months after the date of Grantee's termination of employment with the Company to the extent necessary to comply with the provision of Section 409A of the Internal Revenue Code and the guidance issued by the Secretary of the Treasury under Section 409A.

4.         Restrictions on Transfer.  Except as provided in Paragraph 14 of the Plan, the Performance RSU Award granted hereunder to Grantee may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise.  Consistent with the foregoing and except as contemplated by Paragraph 5 below, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.  If Grantee or Grantee's Beneficiary (if any) after Grantee's death shall become bankrupt or attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder other than as contemplated by Paragraph 5 below, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration or any other form of process or involuntary lien or seizure, then such right or benefit shall cease and terminate.

5.         Beneficiary Designations.  Grantee may file with the Stock Plans Administration Department  of EDS, on such form as may be prescribed by EDS, a designation of one or more beneficiaries (each, a "Beneficiary") to whom shares otherwise due Grantee shall be distributed in the event of the death of Grantee while serving in the employ of the Company.  Grantee shall have the right to change the Beneficiary or Beneficiaries from time to time; provided, however, that any change shall not become effective until received in writing by the Stock Plans Administration Department of EDS.  If any designated Beneficiary survives Grantee but dies before receiving all of Grantee's benefits hereunder, any remaining benefits due Grantee shall be distributed to the deceased Grantee's estate.  If there is no effective Beneficiary designation on file at the time of Grantee's death, or if the designated Beneficiary or Beneficiaries have all predeceased Grantee, the payment of any remaining benefits shall be made to Grantee's estate.

6.         Withholding Tax Requirements.  Following such date on which shares covered by the Performance RSU Award shall have become Vested Stock pursuant to this Agreement, EDS shall have the right to withhold shares of stock on the Vesting Date to satisfy applicable tax withholding requirements as provided in the Plan.

7.         Sale and Issuance of Common Stock.  Grantee agrees that Grantee shall not sell the Vested Stock and that EDS shall not be obligated to deliver any shares of Common Stock if counsel to EDS determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of EDS with, any securities exchange or association upon which the Common Stock is listed or quoted.  EDS shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.  Subject to the foregoing and upon written request of Grantee, the Stock Plans Administration Department of EDS shall cause certificates for those shares of Vested Stock which Grantee is entitled to receive pursuant to this Agreement to be delivered to Grantee; provided, however, that the Company shall not be required to deliver certificates for such Vested Stock until Grantee has complied with his or her obligations to satisfy the applicable withholding tax requirements pursuant to Paragraph 6 above.

8.         Prerequisites to Benefits.

(i)         Neither Grantee nor any person claiming through Grantee shall have any right or interest in the shares of Common Stock covered by the Performance RSU Award awarded hereunder, unless and until all of the terms, conditions and provisions of this Agreement and the Plan which affect Grantee or such other person shall have been complied with as specified herein and therein.

(ii)        Grantee acknowledges that as a condition to receipt of the grant made hereunder, Grantee shall have delivered to the Company an executed copy of this Performance RSU Award Agreement and an executed Equity Related Agreement (as hereinafter defined).

(iii)       Grantee acknowledges that any existing "change of control" agreement between Grantee and the Company (if any) shall have no applicability to and shall have no force and effect on the Performance RSU Award made hereunder and Grantee waives any and all rights and benefits Grantee may have under any such change of control agreement to the Performance RSU Award granted herein.

9.         No Rights as a Stockholder Prior to Vesting; Payment of Dividend Equivalents.  Grantee shall not have any right, title or interest in, or be entitled to vote or receive distributions in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the Performance RSU Award until such shares have become Vested Stock pursuant to Paragraphs 2 or 3 above.  The Grantee shall not be entitled to receive dividend equivalents in respect of the shares of Common Stock covered by the Performance RSU Award to the extent that such shares were not Vested Stock on the corresponding record date for such dividend payment (and provided that such record date was on or after the Date of Grant).

10.        Certain Definitions.  For purposes of this Agreement, the following additional definitions shall be applicable:

"Cause" shall mean Grantee has (a) been convicted of, or pleaded guilty to, a felony involving theft or moral turpitude; (b) willfully and materially failed to follow EDS' lawful and appropriate policies, directives or orders applicable to EDS employees holding comparable positions that resulted in significant harm to EDS; (c) willfully and intentionally destroyed or stolen EDS property or falsified EDS documents; (d) willfully and materially violated the EDS Code of Business Conduct that resulted in significant harm to EDS; or (e) engaged in conduct that constitutes willful gross neglect with respect to employment duties that resulted in significant harm to EDS. For purposes of the definition of Cause, no act or failure to act on Grantee's part shall be considered "willful" unless it is done, or omitted to be done, by Grantee intentionally, in bad faith and without reasonable belief that Grantee's action(s) or omission(s) was in the best interest of EDS.

"Change of Control" has the meaning set forth in the Amended Change of Control Agreement between the Company and the Grantee, dated 20 February 2004.

"Equity Related Agreement" shall mean an agreement between the Company and the Grantee associated with the grant of  equity of the Company evidenced by this Agreement which contains terms, condition and provisions regarding one or more of (a) competition by the Grantee with the Company; (b) maintenance of confidentiality of the Company's and/or clients' information; and (c) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with the grant evidenced by this Agreement.

"Net Asset Utilization" shall mean the average annual ratio of revenue to net assets.  Annual net assets is defined as shareholders equity plus interest-bearing debt plus the net present value ("NPV") of operating leases, averaged on a quarterly basis.

"Operating Margin" shall mean the average annual operating income over annual revenue.

"Organic Revenue Growth" shall mean the average annual growth in organic revenue over the Performance Period expressed as a percentage rate.  Growth in organic revenue is defined as constant currency growth excluding revenue growth due to acquisitions in the current period if the comparable prior period had no revenue from the same acquisition and revenue decreases due to business divestitures in the current period or the comparable prior period.

"Performance RSU Target Award" shall mean the target award of performance restricted stock units set forth in Appendix A.

"Person" shall mean any individual, firm, corporation, partnership, association, trust, unincorporated organization or other entity.

"Total Disability" shall be determined by regulation of the Committee from time to time in its sole discretion.

"Vesting Date" shall have the meaning set forth in Paragraph 2(e).

"Vested Stock" shall mean shares of Common Stock covered by the Performance RSU Award which are issued in Grantee's name or otherwise issued for the benefit of Grantee.

11.        Miscellaneous Provisions.  For purposes of this Agreement, the following miscellaneous provisions shall be applicable:

(a)        Receipt and Review of Plan and Prospectus.  Grantee acknowledges receipt of a copy of the Plan, together with the Prospectus relating thereto and to the Common Stock. Grantee further acknowledges notice of the terms, conditions, restrictions and limitations contained in the Plan and acknowledges the restrictions set forth in this Agreement.

(b)        Conflicts.  The Company and Grantee agree to be bound by all of the terms, conditions, restrictions and limitations of the Plan as the same shall be amended from time to time in accordance with the terms thereof, but no such amendment shall, without Grantee's consent, adversely affect the rights specifically granted Grantee hereunder.

(c)        Compliance with Section 409A of the Internal Revenue Code.  Notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted, applied and to the minimum extent necessary, unilaterally amended by the Committee, so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Internal Revenue Code.

(d)        Successors and Assigns.  This Agreement shall bind and inure to the benefit of and be enforceable by Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.  From and after the death of Grantee, the term "Grantee" shall be deemed to include the Beneficiary of Grantee (if any) or the Grantee's estate.

(e)        Notices.  Any notice under this Agreement to the Company shall be addressed to EDS Stock Plan Administration at 5400 Legacy Drive, Plano, Texas 75024-3199, and any notice to Grantee shall be addressed to Grantee at the address listed within the Company's employee records.  However, either party may at any time notify the other in writing of a new address for such purpose.

(f)        Severability.  If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been entered into with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(g)        Headings.  The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

(h)        Equitable Relief.  The Company shall be entitled to enforce the terms and provisions of this Agreement by an action for injunction or specific performance or an action for damages or all of them, and any such action, including an action seeking specific performance or injunctive relief, may be brought in Plano, Collin County, Texas.

(i)         Governing Law; Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.  Any action, suit or proceeding arising out of any claim against the Company under this Agreement shall be brought exclusively in the federal or state courts located in the state in which EDS has its principal business headquarters.

(j)         Determinations by Committee.  All references in this Agreement to determinations to be made by the Committee shall be deemed to include determinations by any person or persons to whom the Committee may delegate such authority in accordance with the rules adopted thereby.  Notwithstanding anything contained in this Agreement to the contrary, the Committee has complete discretion as to whether or not to make any determinations hereunder and to the extent it does so make any determinations, such determinations are final.

(k)        No Liability.  No member of the Committee or any other person to whom the authority has been delegated shall be liable for anything done or omitted to be done by him or her, by any member of the Committee, or by any officer of the Company in connection with the performance of any duties or responsibilities under the Plan or this Agreement, except for his or her own willful misconduct or as expressly provided by applicable law.

(l)         Validity of Agreement.  This Agreement shall be valid, binding and effective upon EDS on the Date of Grant.  However, this Agreement shall be forfeited by the Grantee if it is not duly executed (whether manually and/or by electronic signature) by the Grantee within 60 days of the Date of Grant.

(m)       Employment Relationship. Notwithstanding any other provisions of this Agreement and unless contrary to applicable law or the terms of a written contract executed by an officer of EDS, employment with EDS is for an indefinite term and may be ended, with or without Cause, at any time by either the Grantee or EDS, with or without previous notice.  Nothing in this document will be construed to oblige EDS to continue Grantee's employment for any particular time or under any particular terms and conditions of employment.

(n)        Acquired Rights Waiver.  Grantee understands that under the Plan, grants of Performance RSU Awards are made at the complete discretion of EDS pursuant to the Plan.  Grantee understands that the Committee (as defined in the Plan) has complete authority to administer, construe and interpret the Plan, establish rules and regulations concerning the Plan, and perform all other acts deemed reasonable and proper in that regard, including the power to delegate to others the authority to assist in the administration of the Plan.  Grantee understands that it does not acquire any additional rights as a result of being eligible to participate in the Plan.  Grantee does not expect that any future grants will be made under the Plan, or any other plan, nor does Grantee expect that the benefits accruing under the Plan will be reflected in any severance, overtime, benefit, retirement or indemnity payments that EDS or any affiliate or subsidiary may make to it in the future.  Grantee has been provided with a description of the Plan, and has read that description.  Grantee fully understands its rights under the Plan, and in particular that Performance Awards granted under the Plan are non-transferable, except as provided under section 14 of the Plan and section 4 of this Agreement.  The offer to participate in the Plan does not constitute an acquired right. Grantee acknowledges and agrees that the grant made hereunder is not part of current employment compensation and that neither eligibility for, nor participation in, the Plan guarantees any right to future employment with EDS or any of its subsidiaries or affiliates.

(o)        Data Protection Waiver.  Grantee understands and consents to EDS or its agents or independent contractors appointed to administer the Plan obtaining and processing personal information of Grantee's relevant to the effective administration of the Plan and also consents that such personal information may be transmitted outside of the country of Grantee's employment and/or residence as appropriate for EDS business purposes in the administration of the Plan.

This Agreement has been delivered to Grantee and can be accepted only by the signature of the Grantee and timely delivery thereof to EDS in accordance with Paragraph 11(l) of this Agreement.

GRANTEE:

Signature

Printed Name

Work E-Mail Address

Appendix A - Performance RSU Award Table

	Performance RSU Target Award	Below Threshold	Target	Maximum
Performance RSUs	Xxx,xxx	0	Xxx,xxx	Xxx,xxx

Appendix B - Performance Vesting Table

		Performance Goals			Vested Performance RSUs
	Weight	Threshold	Target	Maximum	Threshold	Target	Maximum
Operating Margin
Net Asset Utilization
Organic Revenue Growth
	100%	Payout as a % of Performance RSU Target Award			0%	100%	200%